Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of June 5, 2013, is between NATHAN’S FAMOUS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (the “Rights Agent”).

W I T N E S S E T H :

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 4, 2008 (the "Rights Agreement");

WHEREAS, pursuant to the Rights Agreement and the provisions of the certificate of incorporation of the Company, the Company distributed a Right (as defined in the Rights Agreement) to each holder of shares of common stock of the Company;

WHEREAS, the Final Expiration Date (as defined in the Rights Agreement) of the Rights distributed pursuant to the Rights Agreement is June 5, 2013;

WHEREAS, on June 5, 2013, the Company and Rights Agent will enter into a new Rights Agreement (the “New Rights Agreement”) with a record date of June 17, 2013, on which day the Company will distribute a new Right (as defined in the New Rights Agreement) to each holder of shares of common stock of the Company; and

WHEREAS, the Company desires to amend the Rights Agreement pursuant to Section 27 of the Rights Agreement as set forth below.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.	AMENDMENT OF SECTION 7.

Section 7 of the Rights Agreement is amended by deleting subsection (a) thereof and replacing it in its entirety with the following:

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions set forth in Sections 7(e), 9(c), 11(a)(ii), 11(a)(iii) and 23(b)) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in New York, New York, together with payment of the Purchase Price for each share of Common Stock as to which the Rights are exercised, at or prior to the close of business on the earlier of (i) June 16, 2013 (the “Final Expiration Date”), or (ii) the date on which the Rights are redeemed as provided in Section 23 (the “Redemption Date”); or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof (the earlier of (i), (ii) and (iii) being the “Expiration Date”).

2.	AMENDMENT OF EXHIBIT A AND EXHIBIT B.

References in Exhibit A and Exhibit B of the Rights Agreement to “June 5, 2013” shall be deemed to be references to “June 16, 2013.”

3.	MISCELLANEOUS

Except as expressly amended hereby, the Amended Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Amended Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

NATHAN’S FAMOUS, INC.

By:	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Senior Vice President